Exhibit 10.24

INSULET CORPORATION
2025 STOCK OPTION AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
COVER SHEET
Insulet Corporation, a Delaware corporation (the “Company”), hereby grants restricted stock units (“RSUs”) for shares of the Company’s common stock, par value $0.001 (the “Stock”), to you, subject to the vesting and other conditions set forth below and in the attached Restricted Stock Unit Agreement, including Appendix A and Appendix B attached thereto (the “Agreement”) and in the Insulet Corporation 2025 Stock Option and Incentive Plan, as amended from time to time (the “Plan”).

Grant Date:	«Grant__Date»
Name of Grantee:	«First__Name» «Last__Name»
Number of shares of Stock underlying the RSUs covered by this Agreement:	«Units_Granted»
Vesting Schedule:

Except as otherwise provided in this Agreement, the number of shares of Stock underlying the RSUs covered by this Agreement shall vest in substantially equal installments on the first, second, and third anniversary of the Grant Date (each a “Vesting Date”), provided that you remain in continuous Service from the Grant Date until the applicable Vesting Date.

IMPORTANT NOTICE: To avoid cancellation of the RSUs, you must affirmatively accept the grant of RSUs and the terms of this Agreement within 60 (sixty) days of the Grant Date. Follow the procedure described on the Fidelity website to accept your RSUs within such 60 (sixty)-day period; failure to do so will result in the automatic forfeiture and cancellation of the RSUs.
By electronically accepting this Agreement, you agree that you have carefully read, fully understand and agree to all of the terms and conditions described in this Agreement, including, without limitation, any country-specific terms in Appendix A and the restrictive covenants in Appendix B (for U.S. residents), and in the Plan. You acknowledge and agree that, if there is any conflict between the terms of the Plan and this Agreement, the Plan’s terms govern.
This is not a stock certificate or a negotiable instrument.

INSULET CORPORATION
2025 STOCK OPTION AND INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Units	This Agreement evidences an award of RSUs in the number set forth on the cover sheet of this Agreement and subject to the terms and conditions set forth in this Agreement and in the Plan.
Transfer of Unvested RSUs	RSUs may not be sold, assigned, transferred, pledged, hypothecated, or otherwise encumbered, whether by operation of law or otherwise, nor may the RSUs be made subject to execution, attachment, or similar process. If you attempt to do any of these things, you will immediately and automatically forfeit the RSUs.
Vesting
The RSUs covered by this Agreement shall vest in accordance with the vesting schedule set forth on the cover sheet of this Agreement.

Upon a Vesting Date, any fractional shares shall be rounded to the nearest whole share, but in the event that such rounding convention would otherwise result in your vesting in more than the number of shares of Stock underlying the RSUs covered by this Agreement, any fractional share shall be rounded down to the nearest whole share.
Except as otherwise provided in this Agreement, no additional RSUs will vest after your Service has terminated for any reason. For purposes of the RSUs, a termination of Service will be deemed to have occurred as of the date you are no longer providing active services to the Company or any of its Subsidiaries or Affiliates (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or service agreement, if any) and will not be extended by any notice period (e.g., your Service relationship will not include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or otherwise rendering services or the terms of your employment or service agreement, if any).

Leaves of Absence
For purposes of this Agreement, your Service does not terminate when you are on a bona fide leave of absence that was approved by the Company or an Affiliate or Subsidiary who is your employer (the “Employer”) in writing if the terms of the leave provide for continued Service crediting or when continued Service crediting is required by Applicable Laws. Your Service terminates in any event when the approved leave ends unless you immediately return to active employment with the Employer.
The Company, in its sole discretion, determines which leaves count for this purpose and when your Service terminates for all purposes under the Plan.

Retirement
If your Service terminates after the date that is six (6) months following the Grant Date and you meet the requirements of Retirement (as defined below), the RSUs covered by this Agreement shall vest as follows:
(i)If you satisfy the Rule of 65, the RSUs shall immediately become fully (100%) vested as of the date of such termination.
(ii)If you satisfy the Rule of 60, the RSUs shall vest on a pro-rata basis as of the date of such termination, such that the additional amount vesting herein shall be equal to a pro-rata portion of the RSUs less any portion of the RSUs that was vested prior to Retirement. The pro-rata portion shall be determined by multiplying the total number of RSUs covered by this Agreement by a fraction, the numerator of which shall be the number of days of your Service completed from the Grant Date through the date of termination, and the denominator of which shall be the total number of days in the full vesting period applicable to the RSUs under this Agreement. Any remaining unvested RSUs shall automatically and immediately be forfeited to the Company without consideration.
For purposes of this Agreement, you shall be considered to meet the requirements of “Retirement” if:
a)your Service terminates, other than by the Company for Cause (as defined below), and you satisfy either (x) the “Rule of 65”, meaning the sum of your age and number of years of continuous Service equals sixty-five (65), provided you are at least fifty-five (55) years of age and have completed at least five (5) years of continuous Service at the time of termination, or (y) the “Rule of 60”, meaning the sum of your age and number of years of continuous Service equals at least sixty (60), provided you are at least fifty (50) years of age and have completed at least four (4) years of continuous Service at the time of termination. Solely for purposes of calculating your age and number of years of continuous Service under the Rule of 60, (1) each full year shall count as 1, and (2) an uncompleted year shall be calculated on a monthly basis where each full month shall count as 0.0833, and any uncompleted month shall count as 0;
b)you remain in full compliance with all applicable restrictive covenants contained in Appendix B hereto (if you are a U.S. resident) and in any other agreement between you and the Company or its Affiliates, including, without limitation, any covenants relating to confidentiality, non-competition, non-solicitation, non-disparagement, and cooperation, throughout the period during which any RSUs remain unvested or any shares in respect thereof remain subject to delivery or settlement; and
c)if your termination of Service is voluntary, you have provided the Company with at least 120 days’ (or such other longer period requested by the Company or applicable Affiliate) prior written notice of the proposed termination date.
To the extent that a court or tribunal of competent jurisdiction determines that this Retirement provision is invalid or unenforceable, in whole or in part, due to any applicable law (including but not limited to age discrimination rules), the Company, in its sole discretion, shall have the power and authority to revise or strike such provision to the extent necessary to make it valid and enforceable to the full extent permitted under Applicable Law.

For purposes of this Agreement, “Cause” means the occurrence of any one or more of the following events:
a)conduct by you constituting an act of willful misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any Affiliate; or
b)your commission of an act of fraud, embezzlement, misappropriation of funds, misrepresentation, malfeasance, or other material act of misconduct, in each case, against the Company or any Affiliate; or
c)the commission of, conviction of, indictment for, or plea of guilty or nolo contendere by you of any felony or misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by you that results or could reasonably be expected to result in material injury or harm, including economic, business or reputational injury or harm, to the Company or any Affiliate; or
d)the material failure by you to perform the duties and responsibilities of your job as required by the Company or the willful non-performance by you of your duties hereunder (other than by reason of your physical or mental illness, incapacity or disability); or
e)a breach by you of any of the provisions contained in Appendix B hereto or of any confidentiality, non-disclosure, non-competition, non-solicitation, or other restrictive covenant agreement by and between you and the Company or any Affiliate; or
f)a material violation by you of the policies of the Company or any of its Affiliates, including, without limitation, Code of Business Conduct and Ethics, Corporate Governance Guidelines, policies relating to employment, privacy, and insider trading, and any other policy; or
g)willful failure to cooperate with an internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

Death, Disability and Termination in Connection with a Change in Control
If your Service is terminated (i) due to your death or Disability or (ii) by the Company without Cause or by you for Good Reason, in each case, on or within 24 months after a Change in Control, the RSUs covered by this Agreement shall immediately become fully (100%) vested as of your employment termination date.
For purposes of this Agreement, “Good Reason” shall mean that you have complied with the Good Reason Process (hereinafter defined) following the occurrence of any of the following events, without your consent: (i) a material diminution in your responsibilities, authority or duties; (ii) a material reduction in your then current base salary except for across-the-board salary reductions similarly affecting all or substantially all similarly situated employees; or (iii) the relocation of the Company offices at which you are principally employed to a location more than fifty (50) miles from such offices. “Good Reason Process” shall mean: (i) you reasonably determine in good faith that a Good Reason condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within thirty (30) calendar days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period of thirty (30) calendar days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist following the Cure Period; and (v) you terminate your Service relationship within thirty (30) calendar days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Forfeiture of RSUs
Unless the termination of your Service triggers accelerated vesting or other treatment of the RSUs pursuant to the express terms of this Agreement, the Plan, or otherwise, you will automatically forfeit to the Company all of the unvested RSUs as of your termination of Service.
If your Service is terminated for Cause, or if, following your termination of Service for any reason and until the first anniversary of such termination, the Company becomes aware of conduct or activity by you that occurred during or following your Service that, in the judgment of the Company, could have reasonably been expected to constitute Cause had it been known at the time of termination, then: (i) you shall automatically and immediately forfeit to the Company all RSUs, whether vested but unsettled or unvested, and such RSUs shall thereupon automatically and immediately be cancelled and of no further force or effect; and (ii) the Company shall have the right, in its sole and absolute discretion, to require the return to the Company of any shares delivered in respect of the RSUs, or, if such shares have been sold or otherwise transferred, to recover from you the gross proceeds of such sale or transfer.
The Company’s rights under this section shall be in addition to, and not in limitation of, any other rights or remedies available to the Company, whether under this Agreement, any other agreement, policy, or plan of the Company (including the Company’s Compensation Recoupment Policy or any other Company clawback or recoupment policy or Applicable Law that requires the repayment by you to the Company of compensation paid by the Company or your Employer to you), or otherwise at law or in equity.

Delivery
Delivery of the shares of Stock represented by your vested RSUs shall be made within thirty (30) calendar days of the applicable Vesting Date or, if earlier, a termination of your Service that results in the RSUs becoming vested.

Evidence of Issuance	The issuance of the shares of Stock underlying the RSUs covered by this Agreement shall be evidenced in such a manner as the Company, in its discretion, deems appropriate, including, without limitation, book-entry or direct registration or the issuance of one or more Stock certificates. You will have no further rights with regard to a RSU once the share of Stock related to such RSU has been issued to you.
Withholding
Regardless of any action taken by the Company or, if different, your Employer, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (the “Tax-Related Items”) is and remains your responsibility and may exceed the amount, if any, actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including but not limited to, the grant or vesting of the RSUs, the issuance of shares of Stock upon vesting of the RSUs, the subsequent sale of shares of Stock acquired pursuant to such vesting or the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the RSUs or any aspect of Plan to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
In connection with any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and the Employer to satisfy all Tax-Related Items. To satisfy any withholding obligations of the Company and/or the Employer with respect to Tax-Related Items, you authorize the Company and the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one (or a combination) of the following:
(i)    withholding from your wages or other cash compensation paid to you by the Company or the Employer;
(ii)    withholding from proceeds of the sale of shares of Stock acquired upon settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent);
(iii)    requiring you to tender a cash payment to the Company or the Employer in the amount of the Tax-Related Items; and/or
(iv)    withholding shares of Stock otherwise deliverable upon settlement of the RSUs.
Notwithstanding the foregoing if you are subject to Section 16 of the Exchange Act, the Company will withhold shares of Stock to satisfy any applicable Tax-Related Items withholding upon the relevant taxable or tax withholding event, as applicable, unless the use of such withholding method is not feasible under applicable tax or securities law or has materially adverse accounting consequences, in which case, the obligation for Tax-Related Items may be satisfied by one or a combination of methods (i), (ii) and (iii) above or as otherwise approved by the Committee.
Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering minimum statutory withholding amounts or other withholding rates, including maximum applicable rates in your jurisdiction(s). In the event of over-withholding, you may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in shares of Stock), or, if not refunded, you may seek a refund from the applicable tax authorities. In the event of under-withholding, you may be required to pay additional Tax-Related Items directly to the applicable tax authorities or to the Company or the Employer. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, you will be deemed to have been issued the full number of shares of Stock subject to the RSUs, notwithstanding that a number of shares of Stock are held back solely for the purpose of satisfying the Tax-Related Items.
Finally, you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan and that cannot be satisfied by the means previously described. The Company may refuse to issue and/or deliver shares of Stock or proceeds from the sale of shares of Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Nature of Grant	In accepting the RSUs, you acknowledge, understand and agree that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature, and the Company may amend, modify, suspend or terminate the Plan at any time, to the extent permitted by the Plan; (b) the Plan is operated and the RSUs are granted solely by the Company, and only the Company is a party to this Agreement; accordingly, any rights you may have under this Agreement, including related to the RSUs, may be raised only against the Company and not any Subsidiary or Affiliate (including, but not limited to, the Employer); (c) the grant of RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs or benefits in lieu of RSUs, even if RSUs have been granted in the past; (d) all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company; (e) this Agreement does not give you the right to remain retained or employed by the Company or your Employer (or any of their Subsidiaries or Affiliates) in any capacity; (f) the Company and your Employer (or any of their Subsidiaries or Affiliates) reserve the right to terminate your Service at any time and for any reason, in accordance with Applicable Laws; (g) if you are not providing Service to the Company or your Employer, this RSU grant does not establish an employment or other Service relationship with the Company; (h) you are voluntarily participating in the Plan; (i) the RSUs and the shares of Stock subject to the RSUs, and the income from and value of same, are not intended to replace any pension rights or compensation; (j) the RSUs and the share of Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for purposes of, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, holiday pay, bonuses, long-service awards, pension or retirement or welfare benefits or similar mandatory payments; (k) the future value of the shares of Stock subject to the RSUs is unknown, indeterminable, and cannot be predicted with certainty; (l) no claim or entitlement to compensation or damages shall arise from the forfeiture of the RSUs or recovery by the Company of any shares of Stock resulting from (i) the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where you are employed or otherwise rendering services, or the terms of your employment or service agreement, if any) and/or (ii) the application of any recoupment, recovery or clawback policy, as described in the “Clawback” section below or in the “Forfeiture of RSUs” section above; (m) unless otherwise agreed with the Company, the RSUs and shares of Stock acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, any Service you may provide as a director of any Subsidiary or Affiliate; (n) unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by the Agreement do not create any entitlement to have the RSUs transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares of Stock; and (o) the following provisions shall be applicable only to employees outside the United States: (i) the RSUs and the shares of Stock subject to the RSUs, and the income from and value of same, are not part of normal or expected compensation for any purpose; and (ii) neither the Company, the Employer, nor any other Subsidiary or Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of the RSUs or of any amounts due to you upon vesting or the subsequent sale of shares of Stock acquired under the Plan.

Data Privacy
Data Collection and Usage. The Company and any Subsidiaries or Affiliates, including the Employer, may collect, process and use certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social security, social insurance, passport or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company or any of its Subsidiaries or Affiliates, details of all awards or any other entitlement to shares of Stock or equivalent benefits awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data by the Company and the third-party service providers described below is the necessity of the data processing for the Company to perform its contractual obligations under this Agreement and the Company’s legitimate business interest of managing the Plan and generally administering the Awards.
California residents please note, the categories of personal information, including sensitive personal information, are (i) identifiers, (ii) characteristics of protected classifications under California or federal law, (iii) professional or employment related information, (iv) social security, driver’s license, state identification card, or passport number, and (v) any personal information that identifies, relates to, describes, or is capable of being associated with a particular individual. The personal information is not sold or shared for cross-context behavioral advertising. The California Consumer Privacy Act Policy is available at Insulet's California Privacy Policy.
Plan Administration Service Providers. The Company transfers Data to Fidelity Stock Plan Services, LLC (“Fidelity”), an independent service provider based in the United States, which assists the Company with the implementation, administration and management of the Plan. You acknowledge and understand that Fidelity will open an account for you to receive and trade shares of Stock acquired under the Plan and that you will be asked to agree on separate terms and data processing practices with Fidelity, with such agreement being a condition to the ability to participate in the Plan. The legal basis for the transfer of Data by the Company to Fidelity is your consent. As a result, in the absence of appropriate safeguards such as standard data protection clauses, the processing of your Data in the United States or, as the case may be, other countries, may not be subject to substantive data processing principles or supervision by data protection authorities. In addition, you may not have enforceable rights regarding the processing of Data in such countries. The Company provides appropriate safeguards for protecting Data that it receives in the United States through its adherence to data transfer agreements entered into between the Company and its Subsidiaries and Affiliates within the EU and other non-U.S. jurisdictions.
International Data Transfers. The Company and its service providers are based in the United States. Your country or jurisdiction may have different data privacy laws and protections than the United States. The Company’s legal basis, where required, for the transfer of Data is your consent.
Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage your participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and securities laws.
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary, and you are providing the consents herein on a purely voluntary basis. You understand that you may withdraw your consent at any time with future effect for any or no reason. If you do not consent, or if you later seek to revoke your consent, your salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing your consent is that the Company would not be able to grant RSUs or other equity awards to you or administer or maintain your participation in the Plan.
Data Subject Rights. You may have a number of rights under data privacy laws in your jurisdiction. Depending on where you are based, such rights may include the right to (i) request access or copies of Data the Company processes, (ii) rectification of incorrect Data, (iii) deletion of Data, (iv) restrictions on processing of Data, (v) portability of Data, (vi) lodge complaints with competent authorities in your jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, you can contact your local human resources representative.
Alternative Basis for Data Processing/Transfer. You understand that in the future, the Company may rely on a different legal basis for the processing and/or transfer of Data and/or request that you provide another data privacy consent form. Upon request of the Company or the Employer, you agree to provide an executed data privacy consent form (or any other agreements or consents) that the Company and/or the Employer may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future. You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by the Company and/or the Employer.

Compliance with Law
Notwithstanding any other provision in the Plan or this Agreement, unless there is an available exemption from registration, qualification or other legal requirement applicable to the shares of Stock, the Company shall not be required to issue any shares of Stock to you prior to the completion of any registration or qualification of the shares of Stock under any U.S. or non-U.S. local, state or federal securities or exchange control law or under rulings or regulations of the U.S. Securities and Exchange Commission (“SEC”) or of any other governmental body, or prior to obtaining any approval or other clearance from any U.S. or non-U.S. local, state or federal governmental agency, which registration, qualification or approval the Company shall, in its absolute discretion, deem necessary or advisable. You understand that the Company is under no obligation to register or qualify the shares of Stock with the SEC or any other state or non-U.S. securities commission or to seek approval or clearance from any governmental authority for the issuance or sale of shares of Stock. Further, you agree that the Company shall have unilateral authority to amend the Agreement to the extent necessary to comply with securities or other laws applicable to the issuance of shares of Stock.

Stockholder Rights	You, or your estate or heirs, do not have any of the rights of a stockholder with respect to any RSU unless and until the share of Stock underlying the RSU has been issued and either a certificate evidencing your Stock has been issued or an appropriate entry has been made on the Company’s books.
Adjustments
In the event of a stock split, a stock dividend, or other similar change in the Stock, the number of RSUs covered by this Agreement shall be adjusted pursuant to Section 16 the Plan.
The RSUs shall be subject to the terms of the agreement of merger, consolidation, liquidation, or reorganization in the event the Company is subject to such corporate activity in accordance with the terms of the Plan.

Clawback
The RSUs covered by this Agreement, and the shares of Stock that may be issued hereunder (including the proceeds from any sale of such shares of Stock), are subject to mandatory repayment by you to the Company to the extent you are or in the future become subject to the Company’s Compensation Recoupment Policy or any other Company clawback or recoupment policy or Applicable Law that requires the repayment by you to the Company of compensation paid by the Company or your Employer to you.

Without limiting the foregoing, if the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws and you knowingly engaged in the misconduct, were grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct, or were grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment in settlement of this RSU Award earned or accrued during the twelve (12)-month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document that contained such material noncompliance.
In order to satisfy any recoupment obligation arising under any clawback or compensation recovery policy that the Company adopts, including the Company’s Compensation Recoupment Policy, or otherwise under Applicable Laws or under the terms of this “Clawback” section or the section of this Agreement addressing “Forfeiture of RSUs,” you expressly and explicitly authorize the Company to issue instructions, on your behalf, to Fidelity or any other brokerage firm or stock plan service provider engaged by the Company to hold any shares of Stock or other amounts acquired pursuant to the RSU Award to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company.
No recovery of compensation under this section will be an event giving rise to a right to resign for Good Reason or be deemed a “constructive termination” (or any similar term) as such terms are used in any agreement between you and the Company or any Subsidiary or Affiliate.

Non-U.S Provisions	Notwithstanding any other provisions in this Agreement, the RSUs covered by this Agreement shall be subject to any special terms and conditions set forth in Appendix A that are or may be applicable to you because of your work location and/or place of residence. Moreover, if you relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to you, to the extent that the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A constitutes part of this Agreement.
Restrictive Covenants
U.S. Residents: In consideration for and as a condition to the award of RSUs under this Agreement, you agree to the terms and conditions set forth in Appendix B to this Agreement, as may be modified or supplemented by Appendix B-1 thereto. Appendix B and Appendix B-1 constitute part of this Agreement. In the event of any conflict between any restrictive covenants contained in Appendix B and any restrictive covenants in any other agreement between you and the Company or any Affiliate, including, without limitation, any covenants relating to confidentiality, non-competition, non-solicitation, non-disparagement, or cooperation, the provisions of Appendix B shall govern.
Non-U.S. Residents: In consideration for and as a condition of the award of RSUs under this Agreement, you reaffirm acceptance of any restrictive covenants in any agreement between you and the Company or any Affiliate, including, without limitation, any covenants relating to confidentiality, non-competition, non-solicitation, non-disparagement, or cooperation. For avoidance of doubt, a breach of any such restrictive covenants shall constitute Cause, as defined in this Agreement.

No Advice Regarding Grant	The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or the acquisition or sale of shares of Stock. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
Governing Law; Venue
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, you hereby submit to and consent to the sole and exclusive jurisdiction of the courts of Middlesex County, Massachusetts, or the federal courts for the U.S. for the District of Massachusetts, and no other courts, where this grant is made and/or to be performed.

The Plan
The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan and have the meaning set forth in the Plan.
This Agreement and the Plan constitute the entire understanding between you and the Company regarding the RSUs covered by this Agreement. Any prior agreements, commitments, or negotiations concerning the RSUs covered by this Agreement are replaced and superseded; provided, however, that if this Agreement or the Plan provide a level of benefits with respect to the RSUs covered by this Agreement that differs from the level of benefits provided under the Insulet Corporation Amended and Restated Executive Severance Plan or the Insulet Corporation Severance Plan, in each case, as amended, then the terms of the plan that provides for the more favorable benefit to you shall govern.

Insider Trading/Market Abuse Laws
You understand that you may be subject to insider trading restrictions and/or market abuse laws, in applicable jurisdictions, including but not limited to the United States, your country and any stock plan service provider’s country, which may affect your ability, directly or indirectly, to purchase or sell, or attempt to sell or otherwise dispose of shares of Stock, rights to shares of Stock (e.g., RSUs) or rights linked to the value of shares of Stock during such times as you are considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdiction).  Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you placed before you possessed inside information. Furthermore, you could be prohibited from (i) disclosing the inside information to any third party, including fellow employees (other than on a “need to know” basis), and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  It is your responsibility to comply with any applicable restrictions and you should consult with your personal legal advisor on this matter.

Language	You acknowledge that you are sufficiently proficient in English, or have consulted with an advisor who is sufficiently proficient in English, so as to allow you to understand the terms and conditions of this Agreement. If you have received this Agreement, or any other document(s) related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise explicitly required by Applicable Laws.
Imposition of Other Requirements	The Company reserves the right to impose other requirements on your participation in the Plan and on any shares of Stock acquired under the Plan, if the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
Foreign Asset/Account Reporting Requirements	You acknowledge that there may be certain foreign asset and/or account reporting requirements which may affect your ability to acquire or hold shares of Stock or cash received from participating in the Plan (including from any dividends paid on shares of Stock) in a brokerage or bank account outside your country. You may be required to report such accounts, assets or related transactions to the tax or other authorities in your country. You also may be required to repatriate sale proceeds or other funds received as a result of your participation in the Plan to your country within a certain time after receipt. You acknowledge that it is your responsibility to comply with such regulations, and you should speak to your personal legal advisor on this matter.

Severability	The provisions of this Agreement are severable and if any one or more of the provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions will nevertheless be binding and enforceable
Waiver	You acknowledge that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by you or any other Grantee.

Electronic Delivery	By accepting the RSUs covered by this Agreement, you consent to receive documents related to such RSUs by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company. Your consent shall remain in effect throughout your term of Service and thereafter until you withdraw such consent in writing to the Company.
Code Section 409A
The grant of RSUs covered by this Agreement is intended to be exempt from or, to the extent subject thereto, to comply with, Code Section 409A (“Section 409A”), and accordingly, to the maximum extent permitted, this Agreement will be interpreted and administered to be exempt from, or in compliance with, Section 409A. Notwithstanding anything to the contrary in the Plan or this Agreement, neither the Company, its Subsidiaries or Affiliates, the Board, nor the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on you under Section 409A, and neither the Company, its Subsidiaries or Affiliates, the Board, nor the Committee will have any liability to you for such tax or penalty.
For purposes of the Agreement, a termination of Service only occurs upon an event that would be a Separation from Service.
Notwithstanding anything in the Agreement to the contrary, if at the time of your Separation from Service, (i) you are a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time), and (ii) the Company makes a good faith determination that an amount payable on account of such Separation from Service to you constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six (6)-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A (the “Delay Period”), then the Company will not settle the vesting of RSUs subject to this Agreement that are considered deferred compensation on the otherwise scheduled Vesting Date but will instead settle such vesting on the first trading day that occurs immediately after the expiration of the Delay Period (or upon your death, if earlier), without interest thereupon.

By electronically accepting this Agreement, you agree to all of the terms and conditions described in this Agreement and in the Plan.

______________________________
Grantee Name
Grantee Acceptance Date

APPENDIX A
TO THE
RESTRICTED STOCK UNIT AGREEMENT
UNDER THE INSULET CORPORATION
2025 STOCK OPTION AND INCENTIVE PLAN
Capitalized terms used but not defined in this Appendix have the meanings set forth herein or in the Plan.
Terms and Conditions
This Appendix includes additional terms and conditions that govern this RSU Award if you reside and/or work in one of the countries listed herein. If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after receiving the grant of RSUs, or are considered a resident of another country for local law purposes, the Company shall, in its discretion, determine to what extent the terms and conditions herein will apply to you.
Notifications
This Appendix also includes information regarding taxes and certain other issues of which you should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, income tax and other laws in effect in the respective countries as of January 2026. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time you vest in the RSUs or sell shares of Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country of residence may apply to your personal situation.
If you are a citizen or resident of a country other than the one in which you are currently residing and/or working, transfer employment and/or residency to another country after the grant of the RSUs, or you are considered a resident of another country for local law purposes, the information contained herein may not be applicable to you in the same manner. You are advised to consult your personal advisor to determine the extent to which the notifications apply to your specific situation.

AUSTRALIA
Notifications
Securities Information. The offer is being made under Division 1A, Part 7.12 of the Corporations Act 2001 (Cth).
Exchange Control Notification. Exchange control reporting is required for inbound cash transactions exceeding A$10,000 and inbound international fund transfers of any amount. The Australian bank assisting with the transaction will file the report for you. If there is no Australian bank involved in the transfer, you will have to file the report yourself.
Tax Information. The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies (subject to the conditions in the Tax Assessment Act).
AUSTRIA
Notifications
Exchange Control Information. If you hold shares of Stock obtained through the Plan outside Austria, you may be required to submit reports to the Austrian National Bank if certain thresholds are exceeded.
If the value of shares of Stock meets or exceeds a certain threshold, you must report the securities held on a quarterly basis to the Austrian National Bank as of the last day of the quarter, on or before the 15th day of the month following the end of the calendar quarter. Where the cash amounts held outside of Austria meets or exceeds a certain threshold, monthly reporting obligations apply as explained in the next paragraph.
If you sell shares of Stock, or receive any cash dividends, you may have exchange control obligations if you hold the cash proceeds outside of Austria. If the transaction volume of all your accounts abroad meets or exceeds a certain threshold, you must report to the Austrian National Bank the movements and balances of all accounts on a monthly basis, as of the last day of the month, on or before the 15th day of the following month, on the prescribed forms.
BELGIUM
Notifications
Foreign Asset/Account Reporting Information. Belgian residents are required to report any securities (e.g., shares of Stock acquired under the Plan) or bank accounts (including brokerage accounts) held outside Belgium on their annual tax return. The first time you report the foreign security and/or bank account on your annual income tax return you will have to provide the National Bank of Belgium Central Contact Point with the account number, the name of the bank and the country in which the account was opened in a separate form. This report, as well as additional information on how to complete it, can be found on the website of the National Bank of Belgium, www.nbb.be, under Kredietcentrales / Centrales des crédits caption.
Annual Securities Accounts Tax. An annual securities accounts tax may be payable if the total value of securities held in a Belgian or foreign securities account (e.g., shares of Stock acquired under the Plan) exceeds a certain threshold on four reference dates within the relevant reporting period (i.e., December 31, March 31, June 30 and September 30). In such case, the tax will be due on the value of the qualifying securities held in such account. You should consult with your personal tax advisor regarding the application of this tax.
CANADA
Terms and Conditions
Form of Delivery. Notwithstanding any discretion in the Plan or this Agreement, any RSUs that vest will be paid to you in whole shares. For the avoidance of doubt, under no circumstances will the RSUs covered by this Agreement be settled in cash.
Nature of Grant. Subsections (j), (l) and (o) of the “Nature of Grant” section of this Agreement apply, except as explicitly and minimally required under applicable legislation.
Termination of Service Relationship. The following provision replaces the third paragraph of the “Vesting” section of this Agreement:
By electronically enrolling in the Plan you understand that in the event you cease to provide Service to the Company or the Employer (for any reason whatsoever, whether or not later found to be invalid or in breach of local laws or the terms of your employment agreement, if any), unless otherwise determined by the Company, provided for in this Agreement, or explicitly and minimally required under applicable legislation, your right to participate in the Plan or vest in RSUs, if any, will terminate effective as of the date you are no longer actively providing Service (the "Termination Date").
Unless explicitly required by applicable legislation, the Termination Date shall not include or be extended by any period during which notice, pay in lieu of notice, or any related payments or damages are provided or required to be provided under statute, contract, common law, civil law or otherwise. Unless otherwise explicitly provided in this Agreement or determined by the Committee, or explicitly required by applicable legislation, your right to vest in the RSUs under the Plan, if any, will terminate as of the Termination Date.
The Committee has the exclusive discretion to determine when you are no longer actively employed for purposes of participation in the Plan (including whether you may still be considered to be actively providing Service while on a leave of absence). If, notwithstanding the foregoing, applicable employment standards legislation explicitly requires continued vesting or other participation during a statutory notice period, your right to vest in the RSUs or otherwise benefit from or participate in the Plan, if any, will terminate effective as of the last date of the minimum statutory notice period, but you will not earn or be entitled to pro-rated vesting or other benefits or participation if the Vesting Date falls after the end of your statutory notice period, nor will you be entitled to any compensation for lost vesting, benefits or other participation.
Notifications
Securities Law Information. You will not be permitted to sell or otherwise dispose of the shares of Stock acquired under the Plan within Canada. You will only be permitted to sell or dispose of any shares of Stock if such sale or disposal takes place outside of Canada through the facilities of the Nasdaq Stock Market on which the shares of Stock are listed or through such other exchange on which the shares of Stock may be listed in the future.
FRANCE
Terms and Conditions
Tax Considerations. The RSUs granted under this Agreement are not intended to be French tax-qualified RSUs.
Consent to Receive Information in English. By accepting the RSUs, you confirm having read and understood the documents related to the RSUs (the Plan and this Agreement) which were provided in the English language. You accept the terms of these documents accordingly.
Consentement Relatif a la Langue Utilisee. En acceptant l’attribution («RSUs»), vouz confirmez avoir lu et compris les documents relatifs à les RSUs (le Plan et le Contrat d’Attribution) qui ont été remis en anglais. Vous acceptez les termes de ces documents en connaissance de cause.
Notifications
Foreign Asset/Account Reporting Information. You understand that if you are a French resident, you may hold shares of Stock outside France, provided that you declare all foreign accounts, whether open, current or closed, on your annual income tax return. Failure to comply could trigger significant penalties.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €50,000 must be reported to the German Federal Bank (Bundesbank). If you make or receive a payment in excess of this amount (including if you acquire shares of Stock with a value in excess of this amount or sell shares of Stock and receive proceeds in excess of this amount), and/or if the Company withholds or sells shares of Stock with a value in excess of this amount to cover Tax-Related Items, you must report the payment and/or the value of the shares of Stock withheld or sold to the Bundesbank. Such reports must be made either electronically using the “General Statistics Portal” (Allgemeine Meldeportal Statistik) which can be accessed via the Bundesbank’s website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within such timing as is permitted or required by Bundesbank. You are responsible for making this report, if applicable.
Foreign Asset/Account Reporting Information. If your acquisition of shares of Stock acquired under the Plan leads to a so-called qualified participation at any point during the calendar year, you may need to report the acquisition when you file your tax return for the relevant year. A qualified participation is attained if (i) the value of shares of Stock acquired exceeds €150,000 or (ii) in the unlikely event you hold shares of Stock exceeding 10% of the Company’s total common stock. However, if the shares of Stock are listed on a recognized U.S. stock exchange and you own less than 1% of the Company, this requirement will not apply to you.
MALAYSIA
Notifications
Director Notification Obligation. Malaysian resident participants who are directors of a Malaysian Subsidiary or Affiliate are subject to certain notification requirements under the Malaysian Companies Act 2016. Among these requirements is an obligation to notify the Malaysian Subsidiary or Affiliate in writing when receiving or disposing of an interest (e.g., RSUs, shares of Stock, etc.) in the Company or any related company. This notification must be made within 14 days of receiving or disposing of any interest in the Company or any related company.
MEXICO
Terms and Conditions
Acknowledgement of the Agreement. By accepting the RSUs, you acknowledge that you have received a copy of the Plan and the Agreement, which you have reviewed. You further acknowledge that you accept all the provisions of the Plan and the Agreement. You also acknowledge that you have read and specifically and expressly approve the terms and conditions set forth in the “Nature of Grant” Section of the Agreement, which clearly provide as follows:
1.Your participation in the Plan does not constitute an acquired right;
2.The Plan and your participation in it are offered by the Company on a wholly discretionary basis;
3.You shall not be considered to have any claim or entitlement to compensation or damages from the grant of the RSUs or from the forfeiture of the RSUs;
4.Your participation in the Plan is voluntary; and
5.The Company and its Subsidiaries and Affiliates are not responsible for any decrease in the value of any shares of Stock acquired at vesting of the RSUs.

Labor Law Acknowledgement and Policy Statement. By accepting the RSUs, you acknowledge that the Company, with registered offices at 100 Nagog Park, Acton, Massachusetts 01720, U.S.A, is solely responsible for the administration of the Plan. You further acknowledge that your participation in the Plan, the grant of RSUs and any acquisition of shares of Stock under the Plan do not constitute an employment or other service relationship between you and the Company because you are participating in the Plan on a wholly commercial basis and your sole service recipient is Insulet Mexico, S. de R.L. de C.V. (“Insulet Mexico”). Based on the foregoing, you expressly acknowledge that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and Insulet Mexico, and do not form part of any employment conditions and/or benefits provided by Insulet Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of your continuous Service with Insulet Mexico.
You further understand that your participation in the Plan is the result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, without any liability to you.
Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that you therefore grant a full and broad release to the Company, its Subsidiaries, Affiliates, branches, representation offices, shareholders, officers, agents and legal representatives, with respect to any claim that may arise.
Spanish Translation
Reconocimiento del Contrato. Al aceptar las unidades de acciones restringidas (“RSUs,” por sus siglas en inglés), usted reconoce que ha recibido una copia del Plan y del Contrato, los cuales que usted ha revisado. Además, usted reconoce que acepta todas las disposiciones del Plan y del Contrato. También, usted reconoce que ha leído y que específica y expresamente aprueba de los términos y condiciones de la Sección “Naturaleza de la Concesión” del Contrato, que claramente dispone lo siguiente:
1.Su participación en el Plan no constituye un derecho adquirido;
2.El Plan y su participación en el Plan se ofrecen por la Compañía de una manera totalmente discrecional;
3.Usted no tendrá ningún derecho o reclamación por compensación o daño derivado de la concesión de las RSUs o derivado de la pérdida de las RSUs;
4.Su participación en el Plan es voluntaria; y
5.La Compañía y sus Filiales y Afiliadas no son responsables por ninguna disminución del valor de las Acciones adquiridas cuando las RSUs se maduren.

Reconocimiento Ley Laboral y Declaración de la Política. Al aceptar las RSUs, usted reconoce que la Compañía, con oficinas registradas en 100 Nagog Park, Acton, Massachusetts 01720, EE.UU., es únicamente responsable por la administración del Plan. Además, usted reconoce que su participación en el Plan, la concesión de las RSUs y cualquier adquisición de Acciones de conformidad con el Plan no constituyen una relación laboral u otra relación de servicio entre usted y la Compañía, ya que usted está participando en el Plan sobre una base totalmente comercial y el único recipiente de servicio es Insulet México, S. de R.L. de C.V. (“Insulet México”). Derivado de lo anterior, usted expresamente reconoce que el Plan y los beneficios que se podrían derivar al participar en el Plan no establecen ningún derecho entre usted y Insulet México, y que no forman parte de las condiciones de cualquier empleo y/o las prestaciones otorgadas por Insulet México, y cualquier modificación del Plan o su terminación no constituirán un cambio o deterioro de los términos y condiciones de su Servicio continuo con Insulet Mexico.
Además, usted entiende que su participación en el Plan se resulta de una decisión unilateral y discrecional de la Compañía; por lo tanto, la Compañía se reserva el derecho absoluto de modificar y/o discontinuar su participación en el Plan en cualquier momento, sin responsabilidad alguna hacia usted.
Finalmente, en este acto usted manifiesta que no se reserva acción o derecho alguno para interponer una reclamación o demanda en contra de la Compañía, por cualquier compensación o daño en relación con cualquier disposición del Plan o de los beneficios derivados del Plan, y, por lo tanto, usted otorga un amplio y total finiquito a la Compañía, sus Filiales y Afiliadas, sucursales, oficinas de representación, sus accionistas, funcionarios, agentes y representantes legales con respecto a cualquier reclamación o demanda que pudiera surgir.
Notifications
Securities Law Information.  The RSUs and any shares of Stock acquired under the Plan have not been registered with the National Register of Securities maintained by the Mexican National Banking and Securities Commission and cannot be offered or sold publicly in Mexico. In addition, the Plan, the Agreement and any other document relating to the RSUs may not be publicly distributed in Mexico. These materials are addressed to you because of your existing relationship with the Company or its Subsidiaries or Affiliates and these materials should not be reproduced or copied in any form. The offer contained in these materials does not constitute a public offering of securities, but rather constitutes a private placement of securities addressed specifically to individuals who are present employees of the Company or one of its Subsidiaries or Affiliates made in accordance with the provisions of the Mexican Securities Market Law, and any rights under such offering shall not be assigned or transferred.
NETHERLANDS
No country-specific considerations.
PORTUGAL

Terms and Conditions
Consent to Receive Information in English. You hereby expressly declares that you have full knowledge of the English language and has read, understood and fully accepted and agreed with the terms and conditions established in the Plan and Agreement.
Conhecimento da Lingua. El Beneficiário, pelo presente instrumento, declara expressamente que tem pleno conhecimento da língua inglesa e que leu, compreendeu e livremente aceitou e concordou com os termos e condições estabelecidas no Plano e no Acordo.
SAUDI ARABIA
Notifications
Securities Law Information.  The Agreement may not be distributed in the Kingdom of Saudi Arabia except to such individuals as are permitted under the Rules on the Offer of Securities and Continuing Obligations issued by the Capital Market Authority.
The Capital Market Authority does not make any representation as to the accuracy or completeness of the Agreement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the Agreement. You should conduct your own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of the Agreement, you should consult an authorized financial adviser.
SINGAPORE
Notifications
Securities Law Information.  The grant of RSUs is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act, under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying shares of Stock being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.
Director Notification requirement.  The directors of a Singapore Subsidiary or Affiliate are subject to certain notification requirements under the Singapore Companies Act. The directors must notify the Singapore Subsidiary or Affiliate in writing of an interest (e.g., RSUs, shares of Stock, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon purchase of shares of Stock or when shares of Stock acquired under the Plan are subsequently sold), or (iii) becoming a director.
SPAIN
Terms and Conditions

Labor Law Acknowledgment. By accepting the award of RSUs, you consent to participation in the Plan and acknowledge that you have received a copy of the Plan document.
You understand that the Company has unilaterally, gratuitously, and in its sole discretion decided to grant RSUs under the Plan. The decision is limited and entered into based upon the express assumption and condition that (i) any award of RSUs will not economically or otherwise bind the Company or any of its Subsidiaries or Affiliates (including the Employer), on an ongoing basis, other than as expressly set forth in the Agreement and the Plan, (ii) the RSUs and any underlying shares of Stock shall not become part of any employment contract and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation), or any other right whatsoever, and (iii) except as otherwise set forth in the Agreement, the RSUs shall cease vesting upon your termination of Service, as detailed below. Furthermore, you understand and freely accept that there is no guarantee that any benefit whatsoever shall arise from the grant of the RSUs, which is gratuitous and discretionary, because the future value of the RSUs and the underlying shares of Stock is unknown and unpredictable.
You understand and agree that, as a condition of the grant of the RSUs, your termination of Service for any reason (including for the reasons listed below) will automatically result in the cancellation and loss of any RSUs that may have been granted to you and that were not or did not become vested on the date of termination of Service. In particular, you understand and agree that, unless otherwise expressly provided by the Company in the Agreement, the RSUs will be cancelled without entitlement to the shares or to any amount as indemnification if you terminate Service by reason of, but not limited to, the following: resignation; disciplinary dismissal adjudged to be with cause; disciplinary dismissal adjudged or recognized to be without good cause (i.e., subject to a “despido improcedente”); individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause; material modification of the terms of employment under Article 41 of the Workers’ Statute; relocation under Article 40 of the Workers’ Statute; Article 50 of the Workers’ Statute; unilateral withdrawal by your employer; and under Article 10.3 of Royal Decree 1382/1985.
You also understand that this grant of the RSUs would not be made but for the assumptions and conditions set forth above; thus, you understand, acknowledge and freely accept that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the grant, the RSUs and any right to the underlying shares of Stock shall be null and void.
Notifications
Securities Law Information. The grant of RSUs and the shares of Stock issued pursuant to the vesting of RSUs are considered a private placement outside the scope of Spanish laws on public offerings and issuances of securities. The Plan and the Agreement have not been nor will they be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission), and they do not constitute a public offering prospectus.
Exchange Control Information. If you hold 10% or more of the share capital of the Company, you must declare the acquisition of shares of Stock to the Spanish Dirección General de

Comercio e Inversiones, which is a department of the Ministry of Industry, Trade and Tourism for statistical purposes, generally within one month of the acquisition.
Further, you are required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the securities held in such accounts if the value of the transactions for all such accounts during the relevant year or the balances in such accounts as of December 31st of the relevant year exceeds EUR 1,000,000. You should consult with your personal tax or legal advisor for further information regarding your exchange control reporting obligations.
Foreign Asset/Account Reporting Information.  To the extent you hold assets (e.g., cash or shares of Stock held in a bank or brokerage account) outside Spain with a value in excess of EUR 50,000 per type of asset (e.g., shares of Stock, cash, and so on) as of December 31 each year, you are required to report information on such assets on your tax return Form 720 for such year. After such assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported assets increases by more than EUR 20,000 or if the ownership of the asset is transferred or relinquished during the year. The reporting must be completed by March 31. Failure to comply with this reporting requirement may result in penalties. Accordingly, you should consult with your personal tax and legal advisors to ensure that you are properly complying with your reporting obligations.
SWITZERLAND
Notifications
Securities Law Information. Neither the RSU Agreement nor any other materials relating to the RSUs (i) constitutes a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed or otherwise made publicly available in Switzerland to any person other than an employee of the Company, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 of FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority FINMA.
UNITED ARAB EMIRATES
Notifications
Securities Law Information. Participation in the Plan is being offered only to eligible employees and is in the nature of providing equity incentives to employees in the United Arab Emirates. The Plan and the Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of the Plan or the Agreement, you should consult an authorized financial adviser.

The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying any documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or the Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.
UNITED KINGDOM
Terms and Conditions
Form of Delivery. Notwithstanding any discretion in the Plan or this Agreement, any RSUs that vest will be paid to you in whole shares. For the avoidance of doubt, under no circumstances will the RSUs be settled in cash.
Withholding.  The following supplements “Withholding” section of this Agreement:
Without limitation to the “Withholding” section of this Agreement, you agree that you are liable for all Tax-Related Items and hereby covenant to pay all such Tax-Related Items, as and when requested by the Company or, if different, the Employer or by HM’s Revenue & Customs (“HMRC”) (or any other tax authority or any other relevant authority). You also agree to indemnify and keep indemnified the Company and, if different, the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay to HMRC (or any other tax authority or any other relevant authority) on your behalf.
Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), you understand that you may not be able to indemnify the Company or the Employer for the amount of any Tax-Related Items not collected from or paid by you if the indemnification could be considered to be a loan. In this case, the Tax-Related Items not collected or paid by you, may constitute an additional benefit to you on which additional income tax and National Insurance contributions (“NICs”) may be payable. You understand that you will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for paying to the Company and/or the Employer (as appropriate) the amount of any employee NICs due on this additional benefit, which may also be recovered from you by any of the means referred to in the “Withholding” section of this Agreement.
Joint Election. As a condition of participation in the Plan, you agree to accept any liability for secondary Class 1 NICs which may be payable by the Company and/or the Employer in connection with the RSUs and any event giving rise to Tax-Related Items related to your participation in the Plan (the “Employer NICs”). Without prejudice to the foregoing, if requested to do so by the Employer or the Company, you agree to execute a joint election with the Company or the Employer, the form of such joint election having been approved formally by HMRC (the “Joint Election”), and any other required consent or election to accomplish the transfer of Employer NICs to you. You further agree to execute such other joint elections as may be required between you and any successor to the Company or the Employer. You further agree that the Company or the Employer may collect the Employer NICs from you by any of the means set forth in the “Withholding” section of this Agreement.
If, having been requested to enter into a Joint Election by the Employer or the Company, you do not enter into the Joint Election or if approval of the Joint Election has been withdrawn by HMRC, the Company, in its sole discretion and without any liability to the Company or the Employer, may choose not to issue or delivery any shares of Stock to you under the Plan.

APPENDIX B
RESTRICTIVE COVENANT APPENDIX TO

INSULET CORPORATION

2025 STOCK OPTION AND INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
(For U.S. Residents)

This Restrictive Covenant Appendix (“Equity RCA”) is entered into between Grantee and Insulet Corporation (the “Company”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Insulet Corporation 2025 Stock Option and Incentive Plan or in the attached Restricted Stock Unit Agreement (including its cover sheet). Grantee understands the Company and its Affiliates are engaged in the business of designing, developing and marketing subcutaneous drug delivery devices and related software (the “Business”). Grantee understands that the Company or one of its Affiliates employs Grantee in a position of trust and confidence related to the Business. In consideration of Grantee’s RSU Award, the Company and Grantee agree as follows, subject to the jurisdiction-specific modifications in Appendix B-1 hereto:
1.Position of Trust and Confidence. The Company and its Affiliates (collectively, the “Company Group”) have provided and will provide Grantee with access to Confidential Information (including trade secrets) related to Grantee’s position, and may have provided or may provide Grantee with specialized training related to the Business and/or the opportunity to develop relationships with the employees, business contacts (customers and others) and agents of the Company Group for the purpose of developing goodwill for the Company Group. Grantee agrees that Grantee’s receipt of the foregoing would give Grantee an unfair competitive advantage if Grantee’s activities during employment, and for a reasonable period thereafter, were not restricted as provided for in this Equity RCA.
2.Confidential Information and Company Property. Subject to Section 7, Grantee agrees to use the Confidential Information only in the performance of Grantee’s duties for the Company Group, to hold such information in confidence and trust, and not to engage in any unauthorized use, copying, transmission or disclosure of such information during Grantee’s employment and for so long thereafter as such information qualifies as Confidential Information. “Confidential Information” means an item of information or compilation of information in any form (tangible or intangible) related to the business of the Company Group that Grantee acquires or gains access to during Grantee’s employment that the Company or its Affiliates have not authorized public disclosure of, and that is not readily available to the public or persons outside the Company Group. By way of example and not limitation, Confidential Information is understood to include: lists and records, contact information, private contract terms, business preferences, and historical transaction data regarding existing and prospective customers; non-public records and data regarding the Company Group’s financial performance; business plans and strategies, forecasts and analyses; internal business methods and systems, know how, and innovations; marketing plans, research and analysis; unpublished pricing information, and variables such as costs, discounting options, and profit margins; business sale and acquisition opportunities identified by the Company Group and related analysis; records of private dealings with vendors, suppliers, and distributors; and Company Group trade secrets. Grantee acknowledges that items of Confidential Information are the Company Group’s valuable assets and have economic value because they are not generally known by the public or others who could use them to their own economic benefit and/or to the competitive disadvantage of the Company Group. Grantee agrees that all records, in any form (such as email, database, correspondence, notes, files, contact lists, drawings, specifications, spreadsheets, manuals, and calendars) that contain Confidential Information or otherwise relate to the business of the Company Group, with the exception of wage and benefit related materials provided to Grantee as an employee for Grantee’s own use as an employee, are the property of the Company Group (collectively “Company Records”). Grantee will follow all Company Group policies regarding use or storage of Company Records, and return all such records (including all copies) when Grantee’s employment with the Company Group ends or sooner if requested.
    Notwithstanding the foregoing, it is understood that this provision is not a covenant not to compete, and at all times after Grantee’s employment with the Company Group ends, Grantee is free to use information which is generally known in the trade or industry through no breach of this Equity RCA or other act or omission by Grantee and that is not specific to the Company Group’s business (such as business transactions or products). If required by applicable law, the restrictions on use or disclosure of Confidential Information will only apply for three (3) years after the end of Grantee’s employment with the Company Group, where information that does not qualify as a trade secret is concerned; however, the restrictions will continue to apply to trade secret information for as long as the information at issue remains qualified as a trade secret.
3.Non-Solicit. In order to protect the Company Group’s Confidential Information (including trade secrets) and key business relationships, Grantee agrees that, during the Restricted Period (as defined below), Grantee will not (directly or by assisting or directing others):
(a)solicit any Covered Employee (as defined below) to leave the employment of the Company Group; or
(b)facilitate the hiring attempted hiring of any Covered Employee on behalf of a Competing Business; or
(c)solicit, or attempt to solicit, a Covered Customer for the purpose of doing any business that would compete with the Business; or

(d)knowingly engage in any conduct that is intended to cause, or could reasonably be expected to cause a Covered Customer to stop or reduce doing business with the Company Group, or that would involve diverting business opportunities away from the Company Group; or
(e)solicit, or attempt to solicit, a Key Relationship for the purpose of doing any business that would compete with the Business; or
(f)knowingly engage in any conduct that is intended to cause, or could reasonably be expected to cause the Key Relationship to stop or reduce doing business with the Company Group, or that would involve diverting business opportunities away from the Company Group.
    Nothing herein is intended or to be construed as a prohibition against general advertising such as “help wanted” ads that are not targeted at the Company Group’s employees.
    “Restricted Period” means: (i) the period while Grantee is employed by the Company Group; and (ii) the one (1) year after Grantee’s employment with the Company Group ends, irrespective of which party ends the relationship or why it ends. “Covered Employee” means any employee of Company Group whom Grantee supervised, with whom Grantee worked, or about whom Grantee received Confidential Information during the Look Back Period. “Competing Business” means any person or entity that engages in (or is planning to engage in) a business that competes with a portion of the Business that Grantee had involvement with or access to Confidential Information about during the last two (2) years of Grantee’s employment with the Company Group (or such shorter period of time as Grantee is employed) (the “Look Back Period”). “Covered Customer” means a customer of the Company Group (or where permitted by law potential customer) that Grantee had material business-related contact or dealings with or access to Confidential Information about during the Look Back Period. Prospective customers include persons and entities that the Company Group has a reasonable expectation of doing business with at the time Grantee’s employment with the Company Group ends based on proposals, negotiations, or other communications that have been engaged in with the person or entity at issue. “Key Relationship” refers to a person or entity with an ongoing business relationship with the Company Group (including vendors, agents, and contractors) that Grantee had material business-related contact or dealings with during the Look Back Period. For the definitions of “Covered Customer” and “Key Relationship”, material business related-contact or dealings are presumed present when Grantee had direct communications with the person or entity (beyond a cold call or mass mailing) or Grantee supervised communications with the person or entity, where such communications were intended to result in, lead to, maintain, increase, facilitate or otherwise aid the sale or provision of products or services sold by the Company Group. The term “solicit” shall be presumed to mean to engage in contacts, acts, or communications, whether directly engaged in by Grantee in person or indirectly engaged in through the use or control of others, that cause or induce, attempt to cause or induce, or can be reasonably expected to cause or induce a party to engage in a particular action or conduct, regardless of who first initiates the contact or communication, or whether or not the communication at issue is in response to a request for information.
    The restrictions contained in Section 3 above are understood to be reasonably limited by geography to those locations, and counties, where the Covered Customer, Key Relationship and Covered Employee are present and available for solicitation. However, to the extent additional geographic limitations are required to make the restrictions enforceable, they shall be deemed limited to the Territory (defined below).
4.Non-Compete. In order to protect the Company Group’s Confidential Information (including trade secrets) and key business relationships, Grantee agrees that, during the Restricted Period, Grantee will not (directly or by assisting or directing others), within the Territory (defined below):
(a)provide services for the benefit of a Competing Business that are the same or similar in function or purpose to those Grantee provided to the Company Group during the Look Back Period; or
(b)take on any other responsibilities for a Competing Business that would involve the probable use or disclosure of Confidential Information or the conversion of Covered Customers or Key Relationships to the benefit of a Competing Business or detriment of the Company Group.
    “Territory” means the geographic territory(ies) assigned to Grantee by the Company Group during the Look Back Period (by state, county, or other recognized geographic boundary used in the Business); and, if Grantee has no such specifically assigned geographic territory then: (i) the United States and any other countries in which Grantee participated in the Business and/or about which Grantee was provided access to Confidential Information during the Look Back Period; and, (ii) the United States and any other countries where Grantee resided during the Look Back Period. Grantee is responsible for seeking clarification from the Company’s Human Resources department if it is unclear to Grantee at any time what the scope of the Territory is.
    This Equity RCA is not intended to prohibit: (i) employment with a non-competitive independently operated subsidiary, division, or unit of a family of companies that include a Competing Business, so long as the employing independently operated business unit is truly independent and Grantee’s services to it do not otherwise violate this Equity RCA; or, (ii) a passive and non-controlling ownership of less than 2% of the stock in a publicly traded company. This provision also does not preclude conduct protected by Section 7 of the National Labor Relations Act (the, “NLRA”) such as joining or forming a union, engaging in collective bargaining, or engaging in other concerted activity for mutual aid and protection.

5.Severability and Special Remedies. Each of Grantee’s obligations under this Equity RCA shall be considered a separate and severable obligation. If a court or arbitrator determines that a restriction in this Equity RCA cannot be enforced as written due to an overbroad limitation (such as time, geography, or scope of activity), unless prohibited by law, the Company and Grantee agree that the court or arbitrator shall reform or modify the restrictions or enforce the restrictions to such lesser extent as is allowed by law. If, despite the foregoing, any provision contained in this Equity RCA is determined to be void or unenforceable, in whole or in part, then the other provisions of this Equity RCA will remain in full force and effect. Grantee acknowledges that any breach of this Equity RCA, shall constitute Cause, as defined in the Restricted Stock Unit Agreement, and shall subject Grantee’s RSU Award to forfeiture and recoupment as provided in the “Forfeiture of RSUs” section of the Restricted Stock Unit Agreement. Further, in the event a breach or a threatened breach of this Equity RCA, the Company may seek temporary and permanent injunctive relief to enforce this Equity RCA and all other legal or equitable remedies that may be awarded by a court of competent jurisdiction or arbitrator.
6.Choice of Law. The laws of the country, and, if applicable, state, province, territory or other geographic subdivision, in which Grantee last regularly resided shall govern the interpretation, application, and enforcement of this Equity RCA, without regard to any choice of law rules of that or any other jurisdiction; provided, however, if Grantee primarily works for the Company Group in California, Colorado, Massachusetts or Washington, then the law of the state in which Grantee last primarily worked for the Company Group shall apply , and if Colorado or Washington law applies, Grantee shall not be required to adjudicate the enforceability of this Equity RCA outside of the state whose laws apply.
7.Protected Conduct. Nothing in this Equity RCA prohibits Grantee from (i) opposing an event or conduct that Grantee reasonably believes is a violation of law, including criminal conduct, discrimination, harassment, retaliation, a health or safety violation or other unlawful employment practices, (ii) disclosing sexual assault or sexual harassment; or (iii) reporting such an event or conduct to Grantee’s attorney, law enforcement, or the relevant law-enforcement agency (such as the Securities and Exchange Commission, Department of Labor, Occupational Safety and Health Administration, Equal Employment Opportunity Commission, the state division of human rights, or a local commission on human rights), or (iv) making any truthful statements or disclosures required or explicitly permitted by law or otherwise cooperating in an investigation conducted by any government agency (collectively referred to as “Protected Conduct”). Further, nothing requires notice to or approval from the Company Group before engaging in such Protected Conduct. Protected Conduct may include a disclosure of trade secret information provided that it must comply with the restrictions in the Defend Trade Secrets Act of 2016 (the “DTSA”). To the extent that Grantee is covered by Section 7 of the NLRA because Grantee is not in a supervisor or management role, nothing in this Equity RCA shall be construed to prohibit Grantee from using information Grantee acquires regarding the wages, benefits, or other terms and conditions of employment at the Company Group for any purpose protected under the NLRA. Grantee understands that under the NLRA, covered employees have a right to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection, and to refrain from any or all of such activities.
    DTSA NOTICE: The DTSA provides that no individual will be held criminally or civilly liable under Federal or State trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (ii) is made in a complaint or other document if such filing is under seal so that it is not made public. Also, an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
8.Survival; All Duties and Employment Status Preserved. Nothing in this Equity RCA limits or reduces any common law or statutory duty Grantee owes to the Company Group, nor does this Equity RCA limit or eliminate any remedies available to the Company Group for a violation of such duties. This Equity RCA will survive the expiration or termination of Grantee’s employment with the Company Group and/or any assignee pursuant to Section 9 and shall, likewise, continue to apply and be valid notwithstanding any change in the Grantee’s duties, responsibilities, position, or title. Nothing in this Equity RCA creates a contract for term employment or limits the right of Grantee or the Company or its respective Affiliate to end the employment relationship between them in accordance with applicable law.
9.Assignment. The Company shall have the right to assign this Equity RCA at its sole election without the need for further notice to or consent by Grantee. This Equity RCA and all obligations hereunder are personal to Grantee and cannot be assigned, delegated or otherwise transferred by Grantee.
10.Notice. Grantee will provide any prospective employer Grantee is considering an offer from with notice of this Equity RCA at least ten (10) days before accepting such offer. The Company may elect to provide another party notice of this Equity RCA and an opinion about its applicability. While Grantee reserves the right to also communicate Grantee’s disagreement with such an opinion, Grantee recognizes the Company’s legitimate business interest in expressing its opinion and consents to it doing so if it believes such is necessary. Grantee will not assert any claim that such conduct is legally actionable interference or otherwise impermissible regardless of whether or not this Equity RCA is later found to be enforceable.
11.Waiver. If the Company fails to take action to remedy a breach or threatened breach of a provision of this Equity RCA by Grantee, such inaction shall not be construed as a waiver of that or any subsequent breach or a waiver of any provision of this Equity RCA.

12.Duty of Loyalty. Grantee agrees that during the period of their employment by the Company Group, they will not, without the Company’s express written consent, directly or through the direction or control of others engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, their employment by Company Group. By way of example and not limitation, Grantee will not solicit any of the customers or prospective customers of the Company Group for the purpose of diverting or attempting to divert any business away from the Company Group.
13.Interpretation. Nothing in this Equity RCA shall limit any of Grantee’s obligations, or any of the rights or remedies of the Company Group, under any other agreements between the Company Group and Grantee, including, but not limited to, any offer letter, employment agreement, confidentiality agreement, non-competition or non-solicitation agreement between the Company Group and Grantee; and nothing in any other agreements between the Company Group and Grantee shall limit any of Grantee’s obligations, or any of the rights or remedies of the Company, under this Equity RCA. However, in the event of a conflict between this Equity RCA and another agreement with Grantee, this Equity RCA shall govern except as otherwise explicitly provided in another agreement. Except as provided in Section 5, this Equity RCA shall not be amended, modified, or supplemented without the written agreement of the Company and Grantee at the time of such amendment, modification, or supplement, signed by an officer of the Company (unless such amendment, modification, or supplementation is by order of a court or arbitrator). The headings herein are for convenience only and shall not affect the terms of the Equity RCA.
14.Effective Date. The effective date of this Equity RCA shall be the date it is signed by Grantee unless a later effective date is required under applicable law, in which case such later date shall apply.
15.Acknowledgments. grantee acknowledges that prior to executing this equity rca, grantee received a copy of this equity rca, including jurisdiction-specific modifications in Appendix B-1, in advance of the date grantee was expected to sign it. grantee read all the provisions contained herein, and all questions grantee had about the equity rca were answered to grantee’s satisfaction. grantee understands that grantee has a right to consult with an attorney and acknowledges that grantee has been instructed to consult with an attorney and provided an opportunity to seek the advice of an attorney of grantee’s choice before signing this equity rca.

APPENDIX B-1

If Grantee is a U.S. resident, the following shall apply to modify provisions of the Equity RCA, where applicable, based upon the controlling law in the jurisdiction where Grantee primarily resides when last employed by the Company Group; provided, however, if Grantee last primarily worked for the Company Group in California, Colorado, Massachusetts or Washington, then the law of the state in which Grantee last primarily worked for the Company Group shall apply:
Alabama:
If Alabama law is deemed to apply, then the following applies to Grantee: (a) Sections 3(a) and (b) are rewritten as follows: “(a) participate in soliciting any Covered Employee of the Company Group who is in a Sensitive Position to leave the employment of the Company Group on behalf of (or for the benefit of) a Competing Business; or (b) knowingly assist a Competing Business in efforts to hire a Covered Employee who is in a Sensitive Position away from the Company Group; or”; (b) the definition of “Sensitive Position” is modified to refer to an employee of the Company Group who is uniquely essential to the management, organization, or service of the Company Group; and (c) the definition of “Covered Customer” is modified to mean a current customer of the Company Group that Grantee had material business-related contact or dealings with or access to Confidential Information about during the Look Back Period.
Arizona:
If Arizona law is deemed to apply: Nothing in the customer non-solicit restrictions in Sections 3(c) and (d) shall not restrict Grantee from accepting business from a Covered Customer so long as Grantee did not solicit, assist in soliciting, facilitate the solicitation of, provide, or offer to provide services to the Covered Customer (regardless of who first initiated contact) or use Confidential Information to encourage or induce the Covered Customer to withdraw, curtail or cancel its business with the Company Group, or in any other manner modify or fail to enter into any actual or potential business relationship with the Company Group.
California:
If California law is deemed to apply, then: the non-solicit restrictions in Section 3 and the noncompetition restriction in Section 4 shall not apply after Grantee’s employment with the Company Group ends. However, any misappropriation of the Company Group’s trade secret information (such as its protected customer information) or use of such trade secrets to solicit Company Group’s customers, key relationships or employees, will remain prohibited conduct at all times, and nothing in this Equity RCA shall be construed to limit or eliminate any rights or remedies the Company Group would have against Grantee under trade secret law, unfair competition law, or other laws applicable in California absent this Equity RCA.

For the avoidance of doubt, nothing in this Equity RCA will require Grantee to adjudicate outside of California a claim arising in California or in any other way deprive Grantee of the substantive protection of California law with respect to a controversy arising in California. In addition to the other forms of Protected Conduct, nothing in the Equity RCA shall be construed to prohibit Grantee from disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Grantee has reason to believe is unlawful.
Colorado:
If Grantee is a resident of Colorado, then for so long as Grantee is a resident of Colorado, then the following applies to Grantee:
(a)Customer and Key Relationship Non-Solicitation Restrictions. If Grantee does not earn an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers, $127,091 for 2025 (or the earnings threshold in effect as adjusted annually thereafter by the Colorado Division of Labor Standards and Statistics in the Department of Labor and Employment) (the “Highly Compensated Worker Threshold”), then nothing in the customer and key relationship non-solicit obligations in Sections 3(c) through (f) shall restrict Grantee from accepting business from a Covered Customer or Key Relationship so long as Grantee did not solicit, assist in soliciting, facilitate the solicitation of, provide, or offer to provide services to the Covered Customer or Key Relationship (regardless of who first initiated contact) or use Confidential Information to encourage or induce the Covered Customer or Key Relationship to withdraw, curtail or cancel its business with Company Group or in any other manner modify or fail to enter into any actual or potential business relationship with Company Group. If Grantee does not earn an amount of annualized cash compensation equivalent to or greater than sixty-percent (60%) of the Highly Compensated Worker Threshold, $76,254.60 for 2025 (or the earnings threshold in effect as adjusted annually thereafter by the Colorado Division of Labor Standards and Statistics in the Department of Labor and Employment), then the customer and key relationship non-solicit obligations in Sections 3(c) through (f) shall not apply after Grantee’s employment with the Company Group ends.
The definitions of “Covered Customer” and “Key Relationship” shall be modified to cover only those customers and key relationships with respect to which Grantee would have been provided trade secret information during the Look Back Period. Grantee stipulates that the customer and key relationship non-solicit obligations in Sections 3(c) and (d) are reasonable and necessary for the protection of trade secrets within the meaning of Colorado Revised Statutes § 8-2-113(2)(b).
(b)Non-Compete. If Grantee does not meet the Highly Compensated Worker Threshold, then the non-compete provision contained in Section 4 will not be enforceable against Grantee after their employment with the Company Group ends.

(c)Notice. Grantee acknowledges that Grantee received notice of the covenant not to compete and its terms before Grantee accepted an offer of employment, or, if a current employee at the time Grantee enters into this Equity RCA, at least fourteen (14) days before the earlier of the effective date of the Equity RCA or the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for the covenant not to compete. If a currently employed Grantee signs the Agreement (pursuant to the instructions in the cover sheet of the Restricted Stock Unit Agreement) within fourteen (14) days of receiving it, Grantee may revoke the Agreement until the fourteenth (14th) day after Grantee received it, and the Agreement will not take effect until the fifteenth (15th) day after Grantee received it. Revocation of this Agreement is a rejection of the RSU Award and will result in cancellation of the RSU Award.
(d)Protected Disclosures. The Confidential Information restrictions in this Equity RCA do not prohibit disclosure of information that arises from the Grantee’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that Grantee otherwise has a right to disclose as legally protected conduct. Nothing in this Equity RCA or Company Group policy limits or prevents Grantee from disclosing information about workplace health and safety practices or hazards.
District of Columbia:
If Grantee performs a majority of their work for the Company Group in the District of Columbia or is based in District in Columbia and does not perform the majority of their work in any other jurisdiction, then the Equity RCA will be modified as follows:
(a)the non-compete provision contained in Section 4 will not be enforceable against Grantee after their employment with the Company Group ends unless Grantee earns (or is anticipated to earn) from the Company or an Affiliate at least $158,363 in compensation in a consecutive 12-month period, increased in proportion to the annual average increase, if any, in the Consumer Price Index for All Urban Consumers in the Washington Metropolitan Statistical Area published by the Bureau of Labor Statistics of the United States Department of Labor for the previous calendar year (“D.C. Non-Compete Earnings Threshold”);
(b)nothing in this Equity RCA or any Company Group policy restricts Grantee from having employment or contract work in addition to their employment with the Company Group so long as the employment or work does not violate Grantee’s duty of loyalty or create a conflict of interest and would not result in Grantee’s disclosure or use of Confidential Information. Grantee’s shall notify the Company’s Human Resources department in writing prior to accepting any such additional employment or contract work so the Company may determine whether such employment violates or would likely violate this subparagraph (b) of the D.C. section of Appendix B-1;

(c)subject to the limitation in subparagraph (a) of the D.C. section of Appendix B-1, the definition of “Restricted Period” shall include the term of Grantee’s employment with the Company Group and the 365 days following the termination of that employment, regardless of the reason;
(d)Grantee acknowledges they received a copy of the Equity RCA, including Appendix B-1, at least 14 calendar days before Grantee began working for the Company Group, if a new hire, or, at least 14 days before Grantee was required to sign the Equity RCA, if already employed by the Company Group at the time Grantee is asked to sign the Equity RCA. If Grantee’s compensation meets the D.C. Non-Compete Earnings Threshold, Grantee further acknowledges that they received the following notice: “The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on Non-Compete Agreements Amendment Act of 2020, under certain conditions. Insulet Corporation has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).”
Florida:
If Florida law is deemed to apply:
(a)Section 4(b) is rewritten as follows: “take on any responsibilities for a Competing Business in which it is reasonably likely that the Grantee would use the Confidential Information or relationships with Covered Customers of the Company Group”.
(b)With respect to Section 4, the Restricted Period shall be reduced by each day of any nonworking portion of the Grantee’s notice period pursuant to a “covered garden leave agreement” between the Grantee and the Company, as defined by Florida Statutes section 542.43(5).
(c)The Grantee acknowledges that they received a copy of this Equity RCA (i) at least seven (7) days before an offer of employment expired if the Grantee is a new hire, or (ii) at least seven (7) days before the date that the offer to enter into this Equity RCA expired, if the Grantee is a current employee of the Company Group.
(d)The Grantee understands that the Grantee has the right to consult with an attorney before executing this Equity RCA.
Georgia:
If Georgia law is deemed to apply: the definition of Confidential Information will be understood to exclude information voluntarily disclosed to the public by the Company Group (excluding unauthorized disclosures by Grantee or others), information that is the result of independent development by others, and information that is otherwise available in the public domain through lawful means. Nothing in this Equity RCA, including the definition of Confidential Information, limits or alters the definition of what constitutes a trade secret under any federal or state law designed to protect trade secrets. In addition, nothing in the customer non-solicit restrictions in Sections 3(d) and (d) shall restrict Grantee from accepting business from a Covered Customer so long as Grantee did not solicit, assist in soliciting, facilitate the solicitation of, provide, or offer to provide services to the Covered Customer (regardless of who first initiated contact) or use Confidential Information to encourage or induce the Covered Customer to withdraw, curtail or cancel its business with the Company Group or in any other manner modify or fail to enter into any actual or potential business relationship with the Company Group.
Illinois:
If Illinois law is deemed to apply, then the following applies to Grantee: (a) the non-compete restrictions in Section 4 shall not apply after Grantee’s employment with the Company Group ends if Grantee earns equal to or less than $75,000 annually (“Illinois Non-Compete Earnings Threshold”) (with the Illinois Non-Compete Earnings Threshold increasing by $5,000 every five (5) years from January 1, 2027 through January 1, 2037); (b) the non-solicit restrictions in Section 3 shall not apply if Grantee earns equal to or less than $45,000 annually (“Illinois Non-Solicit Earnings Threshold”) (with the Non-Solicit Earnings Threshold increasing by $2,500 every five (5) years from January 1, 2027 through January 1, 2037). Grantee further agree that if, at the time Grantee signs the Equity RCA, Grantee’s earnings do not meet the Illinois Non-Compete Earnings Threshold and/or the Illinois Non-Solicit Earnings Threshold, then the non-compete provision contained in Section 4, will automatically become enforceable against Grantee if and when Grantee begins earning an amount equal to or greater than the Illinois Non-Compete Earnings Threshold, and the non-solicit obligations in Section 3 will automatically become enforceable against Grantee if and when Grantee begins earning an amount equal to or greater than the Illinois Non-Solicit Earnings Threshold. In addition, Grantee acknowledges they were given at least fourteen (14) calendar days to review the Equity RCA. The Grantee understands that the Company advises the Grantee to consult with an attorney before entering into this Equity RCA.
Indiana:
If Indiana law is deemed to apply, then the definition of “Covered Employee” in Section 3 shall be modified to be limited to those employees who have access to or possess any Confidential Information that would give a competitor an unfair advantage.
Kansas
If Kansas law is deemed to apply, then the following applies to Grantee: (a) Section 3(d) shall be rewritten as follows: “knowingly engage in any conduct that is intended to cause, or could reasonably be expected to cause, a Covered Customer to stop or reduce doing business with the Company Group, or that would involve diverting business opportunities away from the Company Group, for the purpose of competing with the Business; or”, and (b) the definition of “Covered Customer” is modified to mean “any customer or prospective customer that is solicited, produced or serviced, directly or indirectly, by the Grantee or any customer or prospective customer about whom the Grantee, directly or indirectly, had confidential business or proprietary information or trade secrets in the course of the Grantee’s relationship with the customer”.
Louisiana:
If Louisiana law is deemed to apply, then the following applies to Grantee: (a) the definition of “Territory” in Section 4 shall be understood to cover all of the parishes in Louisiana and counties and similar geographic subdivisions outside of Louisiana within the Territory; and (b) the non-solicit restrictions in Sections 3(c) through(f) (as well as the non-compete in Section 4) shall be limited to the foregoing Territory. The parishes in Louisiana include: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, DeSoto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson, Jefferson Davis, Lafayette, Lafourche, LaSalle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John, St. Landry, St. Martin, St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn.
Maine:
If Maine law is deemed to apply, then the following applies to Grantee: (a) Grantee acknowledges that if Grantee is being initially hired by the Company Group that Grantee was notified a noncompete agreement would be required prior to receiving a formal offer of employment from the Company Group and Grantee received a copy of the Equity RCA at least three (3) business days before they were required to sign the Equity RCA; (b) Section 4 will not take effect until one (1) year of employment or a period of six (6) months from the date the Equity RCA is signed, whichever is later; and (c) Section 4 shall not apply if Grantee earns at or below 400% of the federal poverty level.
Maryland:
If Maryland law is deemed to apply, then the following applies to Grantee: Section 4 shall not apply following termination of Grantee’s employment if Grantee earns equal to or less than 150% of the state minimum wage.
Massachusetts:
If Grantee resides or works in Massachusetts, then the following applies to Grantee:
(a)Section 4 will not apply if Grantee’s employment with the Company Group is terminated without Cause or if Grantee is terminated as part of a reduction in force.
(b)Grantee acknowledges that Grantee has been advised of their right to consult with an attorney about this Equity RCA and has been given an opportunity to do so.

(c)the Restricted Period applicable to Section 4 shall be limited to a period of one (1) year following the cessation of employment by the Company Group (as well as while employed by the Company Group); however, if Grantee breaches their fiduciary duty to the Company Group and/or has unlawfully taken, physically or electronically, any Company Records, then the Restricted Period for Section 4 shall be extended to a period of two (2) years from the cessation of employment with the Company Group.
(e)Grantee acknowledges that if Grantee is being initially hired by the Company Group that Grantee received a copy of this Equity RCA with their first formal offer of employment from the Company Group or at least ten (10) business days before commencement of Grantee’s employment by the Company Group, whichever came first; and if Grantee was already employed by the Company Group at the time of signing this Equity RCA, that Grantee was provided a copy hereof at least ten (10) business days before the effective date of this Equity RCA. If a currently employed Grantee signs the Agreement within ten (10) business days receiving it (“Review Period”), this Equity RCA will not take effect until the calendar day following the end of the Review Period.
(d)Any dispute arising under this Appendix B-1 shall be exclusively finally resolved by a state or federal court located in the county where Grantee resides or the business litigation session of the superior court in Suffolk County, Massachusetts and the Company and Grantee hereby consent to personal jurisdiction therein.
(e)Section 4 shall not apply to Grantee post-employment if Grantee is: classified as non-exempt under the Fair Labor Standards Act; 18 years or younger; or an undergraduate or graduate student in an internship or other short-term employment relationship while enrolled in college or graduate school.
Minnesota:
If Minnesota law is deemed to apply and Grantee entered into this Equity RCA in connection with the start of their employment with the Company Group, Grantee acknowledges that they were provided with notice of this Equity RCA when offered employment and were aware that execution of an agreement with non-solicit restrictions was a requirement of employment when they accepted the Company Group’s offer. In addition, (a) the key relationship non-solicit obligations in Sections 3(e) and (f) and the non-competition obligations in Section 4 shall not apply to Grantee after Grantee’s employment with the Company Group ends; and (b) the customer non-solicit obligations in Sections 3(c) and (d) are modified to only prohibit solicitation by Grantee of any Covered Customer to cease or reduce the extent to which it is doing business with the Company Group.
Nebraska:
If Nebraska law is deemed to apply, then the following applies to Grantee: (a) the definition of “Covered Customer” is modified so that it means any persons or entities with which Grantee did business and had personal business-related contact during the Look Back

Period; and (b) the definition of “Key Relationship” is modified so that it means vendors, agents, and contractors with which Grantee had personal business-related contact during the Look Back Period.
Nevada:
If Nevada law is deemed to apply, then the following applies to Grantee: (a) nothing in the Equity RCA precludes Grantee from providing services to any former client or customer or conducting business with a key relationship of the Company Group if: (i) Grantee did not solicit the former customer, client, or key relationship; (ii) the customer, client or key relationship voluntarily chose to leave and seek services from Grantee; and (iii) Grantee is otherwise complying with the limitations in this Equity RCA as to time and scope of activity to be restrained; (b) the non-compete obligations in Section 4 will not become effective until Grantee has either been employed by the Company Group for sixty (60) days or received $5,000 in wages from the Company Group; (c) if Grantee is paid solely on an hourly wage basis (exclusive of tips and gratuities), the non-compete in Section 4 shall not apply; and (d) if Grantee’s employment with the Company Group is terminated as a result of a reduction in force, reorganization or similar restructuring, the non-compete covenant in Section 4 will only be enforceable during the period in which the Company or an Affiliate is paying Grantee’s salary, benefits or equivalent compensation, including without limitation, severance pay, if it elects to make such a payment.
New Hampshire:
If New Hampshire law is deemed to apply, then the following applies to Grantee: (a) Section 4 does not apply if Grantee earns an hourly rate less than or equal to 200 percent of the federal minimum wage; and (b) Grantee acknowledges that Grantee was given a copy of this Equity RCA prior to a change in job classification or the offer of employment.
New York:
If New York law is deemed to apply, then the following applies to Grantee: the definition of “Covered Customer” in Section 3 is modified to exclude those customers who became a customer of the Company Group as a result of Grantee’s independent contact and business development efforts with the customer prior to and independent from his/her employment with the Company Group.
North Carolina:
If North Carolina law is deemed to apply, then the following applies to Grantee: the Look Back Period shall be calculated looking back one (1) year from the date the employment ends or two (2) years from the date of enforcement and not from the date employment ends, whichever provides the Company Group the greatest protection and is enforceable under applicable law.
North Dakota:

If North Dakota law is deemed to apply, then the following applies to Grantee: the non-solicit restrictions in Section 3(c) through (f) and the noncompetition restriction in Section 4 shall not apply after Grantee’s employment with the Company Group ends. However, any conduct relating to the solicitation of Company Group’s customers, key relationships or employees that involves the misappropriation of the Company Group’s trade secret information, such as its protected customer information, will remain prohibited conduct at all times, and nothing in this Equity RCA shall be construed to limit or eliminate any rights or remedies the Company would have against Grantee under trade secret law, unfair competition law, or other laws applicable in North Dakota absent this Equity RCA.
Oklahoma:
If Oklahoma law is deemed to apply, then the following applies to Grantee: (a) Sections 3(c) and (d) are rewritten as follows: “directly solicit the established customers of the Company Group for the purpose of doing any business that would compete with the Company Group’s Business”; and (b) the noncompetition restrictions in Section 4 shall not apply after Grantee’s employment with the Company Group ends.
Oregon:
If Oregon law is deemed to apply, then: unless the Company Group chooses to compensate Grantee as allowed under the Oregon Noncompete Act (Or. Rev. Stat. §653 et seq.), the noncompetition restrictions in Section 4 shall only apply to Grantee after their employment with the Company Group ends if the Grantee: (a) is engaged in administrative, executive or professional work and performs predominantly intellectual, managerial, or creative tasks, exercises discretion and independent judgment and earns a salary or is otherwise exempt from Oregon's minimum wage and overtime laws; and (b) the total amount of Grantee’s annual gross salary and commission, calculated on an annual basis, at the time of Grantee’s termination, exceeds $116,427 (or the earnings threshold in effect based on annual adjustment for inflation pursuant to the Consumer Price Index for All Urban Consumers, West Region (All Items), as published by the Bureau of Labor Statistics of the United States Department of Labor immediately preceding the calendar year of Grantee’s termination). In addition, if Grantee is a new employee, Grantee acknowledges that they were notified in a written offer of employment received two (2) weeks before the commencement of employment that a noncompetition agreement was a condition of employment. If the Grantee is a current employee, the Grantee acknowledges that the non-compete agreement contained in Section 4 is entered into upon a subsequent bona fide advancement of the employee by the employer.
Rhode Island:
If Rhode Island law is deemed to apply, then Section 4 shall not apply to Grantee post-employment if Grantee is: classified as non-exempt under the Fair Labor Standards Act; an undergraduate or graduate student in an internship or short-term employment relationship; 18 years of age or younger; or a low wage employee (defined as earning less than 250% of the federal poverty level).

South Dakota
If South Dakota law is deemed to apply, then: (a) the customer non-solicit restrictions in Sections 3(c) and (d) shall only apply in the Territory following the termination of the Grantee’s employment with the Company Group, and (b) the definition of the “Territory” in Section 4 is limited to locations in which the Company Group continues to engage in the Business.
Virginia:
If Virginia law is deemed to apply, then: (a) Section 4(b) of the non-compete shall not apply after Grantee’s employment with the Company Group ends; (b) the customer and key relationship non-solicit obligations in Sections 3(c) through (f) shall not restrict the Grantee from providing service to a customer or client of the Company Group if the Grantee did not initiate contact with or solicit the customer or client; (c) the Company and Grantee agree that the non-compete and non-solicit obligations are reasonably limited in nature and do not prohibit employment with a competing business in a non-competitive position; and (d) if Grantee resides in Virginia and their average weekly earnings calculated as provided for under Code of Virginia §40.1-28.7:7, are less than the average weekly wage of the Commonwealth as determined pursuant to Code of Virginia §65.2-500(B) or Grantee otherwise qualifies as a “low- wage employee” under the Code of Virginia then the noncompete obligation in Section 4(a) shall not apply to Grantee following the termination of the Grantee’s employment with the Company Group. Grantee shall not be considered a “low-wage employee” if Grantee’s earnings are derived, in whole or in predominant part, from sales commissions, incentives, or bonuses paid to Grantee by the Company Group.
Washington: If Washington law is deemed to apply, then:
(a)Unless Grantee earns from the Company Group more than $126,858.83 in Box 1 W-2 annual compensation, as adjusted annually for inflation by the Washington State Department of Labor & Industries (“Washington Earnings Threshold”), after Grantee’s employment with the Company Group ends:
(1)the non-compete in Section 4 shall not apply;
(2)the definition of “solicit” in Section 3 shall not apply;
(3)the customer non-solicit obligations in Sections 3(c) and (d) are modified to only prohibit solicitation by Grantee of any Covered Customer to cease or reduce the extent to which it is doing business with the Company Group, in accordance with the definition of a “Non-solicitation agreement” under Rev. Code of Wash. (“RCW”) §§49.62.005 - 900);
(4)the key relationship non-solicit in Sections 3(e) and (f) shall not apply; and
(5)the employee non-solicit obligations in Sections 3(a) and (b) are modified to only prohibit solicitation by Grantee of any Covered Employee to leave their employment with the Company Group, in accordance with the definition of a “non-solicitation agreement” under RCW §§49.62.005 – 900.
(b)If, at the time Grantee signs the Equity RCA, their earnings do not meet the Washington Earnings Threshold, then the modifications in subparagraphs (a)(1) through (5) of the Washington section of this Appendix B-1 shall no longer apply and Sections 3 and 4 of the Equity RCA will automatically become enforceable against Grantee as originally drafted if and when Grantee begins earning an amount more than the Washington Earnings Threshold annually.
(c)If Grantee exceeds the Washington Earnings Threshold and Grantee’s employment is terminated as a result of a lay-off, the modifications in subparagraphs (a)(1) through (5) of the Washington section of this Appendix B-1 shall apply unless, for the period the Company chooses to enforce the covenants as originally drafted, the Company or an Affiliate provides Grantee with compensation equivalent to their base salary at the time of termination, minus the amount of any compensation Grantee earns through employment after the end of their employment with the Company Group, which Grantee agrees to promptly and fully disclose. For purposes of this section, “layoff” means termination of Grantee’s employment by the Company Group for reasons of the Company Group’s insolvency or other purely economic factors, and specifically excludes termination of Grantee’s employment for any other reason, either with or without cause.
(d)Nothing in this Equity RCA shall restrict Grantee from having an additional job, supplementing their income by working for another employer, working as an independent contractor, or being self-employed if Grantee does not earn at least twice the Washington minimum hourly wage, though Grantee will still be subject to the common law duty of loyalty and the Company’s Code of Conduct.
(e)In addition to the other forms of Protected Conduct, nothing in the Equity RCA prohibits disclosure or discussion of conduct Grantee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.
(f)If entering into this Equity RCA in connection with the start of their employment with the Company Group, Grantee acknowledges and agrees that Grantee has had the opportunity to review and consider the terms of the Equity RCA, including this Appendix B-1, before accepting an offer of employment with the Company Group. If entering into this Equity RCA after the commencement of employment, Grantee acknowledges they received independent consideration for the covenants in this Equity RCA and had sufficient advance notice to consider this Equity RCA before accepting it.
Wisconsin:

If Wisconsin law is deemed to apply, then the following applies to Grantee: (a) Sections 3(a) and (b) are rewritten as follows: “(a) participate in soliciting any Covered Employee of the Company Group that is in a Sensitive Position to leave the employment of the Company Group on behalf of (or for the benefit of) a Competing Business; or (b) knowingly assist a Competing Business in efforts to hire a Covered Employee away from the Company Group; or”; and (b) the definition of “Sensitive Position” is modified to refer to an employee of the Company Group who is uniquely essential to the management, organization, or service of the Company Group.